SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

June 30, 2004

Avatech Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31265	84-1035353
(Commission File Number)	‘IRS Employer Identification No.

11400 Cronridge Drive, Suite A, Owings Mills, Maryland	21117
Address of Principal Executive Offices	(Zip Code)

(410) 581-8080

(Registrant’s telephone number)

Item 5. Other Events

In August 2002, the Registrant closed an office located in California, which was an authorized software dealer for which the Registrant is no longer authorized to market or distribute software products subject to the channel partner agreement with its principal supplier. In connection with the closing of the California office in August 2003, the Registrant did not incur a gain or loss.

The disposition of this office represents the disposal of a business segment under Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Registrant has restated the “Selected Financial Data”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, as well as the Consolidated Financial Statements and Notes thereto as they appear in the Registrant’s Form 10-K for the fiscal year ended June 30, 2003, to reflect the discontinuation of the related operations. These restated sections appear below, and the restated financial statements are set forth in Item 7 hereto.

SELECTED FINANCIAL AND OTHER DATA

The following selected historical annual consolidated financial data is derived from our audited consolidated financial statements as of and for the five years ended June 30, 2003, which have been restated to present the operations of operating segments that we discontinued as discontinued operations. The following consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this filing.

	Year Ended June 30,
	1999	2000	2001	2002	2003
	(restated)	(restated)	(restated)	(restated)	(restated)
Statement of Operations Data
Revenue:
Product sales	$22,128,721	$18,925,782	$18,329,676	$16,619,444	$12,369,846
Service revenues	6,063,081	6,695,797	5,401,091	5,775,045	5,931,623
Commission revenue	2,601,439	2,654,829	3,767,634	4,245,987	4,199,465

Total revenue	30,793,241	28,276,408	27,498,401	26,640,476	22,500,934
Cost of revenue:
Cost of product sales	16,073,068	13,512,719	12,643,511	11,071,083	8,776,509
Cost of service revenue	4,345,898	4,126,119	3,415,718	3,365,110	3,766,904

Total cost of revenue	20,418,966	17,638,838	16,059,229	14,436,193	12,543,413

Gross margin	10,374,275	10,637,570	11,439,172	12,204,283	9,957,521
Other expenses:
Selling, general and administrative	10,985,945	11,375,249	10,367,454	11,720,443	12,201,380
Depreciation and amortization	622,535	573,884	572,430	503,248	411,612
Impairment loss	—	—	—	284,766	—

Total other expenses	11,608,480	11,949,133	10,939,884	12,508,457	12,612,992

Operating income (loss)	(1,234,205)	(1,311,563)	499,288	(304,174)	(2,655,471)
Other income/(expense)
Gain on the extinguishment of debt	—	—	—	—	1,960,646
Interest and other income (expense)	(16,240)	(50,420)	60,251	48,171	15,642
Minority interest	—	—	—	—	(94,140)
Interest expense	(481,347)	(619,506)	(553,180)	(487,230)	(290,373)

	(497,587)	(669,926)	(492,929)	(439,059)	1,591,775

Income (loss) from continuing operations	(1,731,792)	(1,981,489)	6,359	(743,233)	(1,063,696)
Income tax expense (benefit)	—	—	7,426	(297,651)	408,072

Loss from continuing operations	$(1,731,792)	$(1,981,489)	$(1,067)	$(445,582)	$(1,471,768)

Loss from continuing operations per common share — basic and diluted	$(0.26)	$(0.29)	$(0.00)	$(0.07)	$(0.18)

Weighted average number of common shares outstanding — basic and diluted	6,710,133	6,754,200	6,662,568	6,674,979	8,028,030

2

	As of June 30,					As of December 31, 2003
	1999	2000	2001	2002	2003
Balance Sheet Data:
Cash and cash equivalents	$1,198,675	$423,307	$309,621	$222,562	$540,384	$486,549
Working capital (deficit)	157,394	(1,257,780)	(3,927,450)	(1,615,747)	(3,821,523)	(3,486,411)
Total assets	9,827,994	7,920,247	8,377,015	7,108,413	5,271,967	5,701,606
Total debt	6,492,239	5,750,883	6,480,880	5,980,013	2,851,212	3,818,790
Total stockholders’ deficit	(1,609,640)	(3,427,041)	(3,424,838)	(3,737,862)	(5,974,197)	(5,928,359)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT.

Certain statements set forth below constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risk, uncertainties and other factors including, but not limited to, those discussed in our annual and quarterly reports, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements implied by such forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may”, “will”, “believe”, “should”, “expects”, “anticipates”, “estimates”, and similar expressions. Given these uncertainties, investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

Overview

We are a leading provider of design automation and data management solutions for the manufacturing, building design, engineering, and total infrastructure and facilities management markets. We specialize in technical support, training and consulting aimed at improving design and documentation efficiencies and the seamless integration of workflow processes. These technology solutions enable our customers to enhance productivity, profitability and competitive position. We are one of the largest Autodesk software integrators worldwide and a leading provider of engineering document management solutions.

During 2003, we revised our growth strategy and began to focus on new ways of expanding our people resources, product offerings, and geographic “footprint.” We are accomplishing this strategy by:

•	restructuring our company to focus on three product groups: Design Automation (DA); Facility and Asset Management (F/AM); and Product Lifecycle Management (PLM),

•	employing highly qualified professionals in specialized areas,

•	expanding our product offerings to include SmarTeam PLM software, various F/AM software packages, and new internally-developed proprietary software to support our PLM solutions, and

•	focusing on solutions and service selling.

This diversification strategy is intended to match our product and service offerings more precisely with the needs of our customers. In July 2003, we entered into an Authorized Reseller Agreement with Dassault Systèmes Corp., an international developer and distributor of PLM application software and services, whereby we will market and distribute Dassault’s SmarTeam PLM products in the United States. In connection with this agreement, Dassault provided us with certain financial assistance to create a dedicated PLM sales force and to conduct related marketing efforts. We plan to continue this strategy by expanding geographically through targeted mergers and acquisitions, opening new locations, and expanding international product distribution relationships.

Beginning in June 2003, we instituted a number of cost containment measures to align our selling, general and administrative expenses with our current revenue levels. We accomplished this plan by:

•	Closing four underperforming offices;

•	terminating approximately 30 employees in June 2003; and

•	reducing our professional fees, telephone, supplies, marketing, and travel expenses.

As a result, we reduced salaries and benefits by approximately 19% as of December 31, 2003 and selling, general and administrative expenses relating to the underperforming offices.

In August 2003, we closed an additional office, which reduced further salaries and benefits by approximately 1.2%. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the results of operations of the closed operating units are treated as discontinued operations, and reported as a separate component of operating results in our consolidated statements of operations.

We considered these expense reduction measures necessary to help reduce operating losses arising from the prolonged impact of economic recession on the software industry and also to help us carry out our revised strategy. Our consolidated financial statements for all interim periods and the fiscal years ending June 30, 2001, 2002 and 2003 have been restated to consistently present these operations as discontinued operations. Unless otherwise indicated, all amounts included in Management’s Discussion and Analysis of Financial Condition and Results of Operations are from continuing operations.

Product Sales. Our product sales consist primarily of the resale of packaged design software, including:

•	Autodesk design automation software for mechanical, architectural, civil, and discreet products;

•	Archibus facilities management software for space planning, strategic planning, and lease/property administration;

•	Cyco engineering data management solutions using meridian software; and

•	Dassault’s SmarTeam PLM software.

We also offer Autodesk’s subscription programs, which entitle subscribers to receive software upgrades, web support and eLearning lessons directly from Autodesk. Because we do not participate in the delivery of these subscription products or the web support and eLearning lesson benefits, we record the margin (the difference between the revenue and cost of the product) from the sale of Autodesk software subscriptions as revenue. Approximately 92% of our total product revenues are related to the resale of Autodesk products.

Service Revenue. We provide services in the form of training, consulting services, professional services and technical support to our design automation, PLM and Facilities/Asset Management customers. We employ a technical staff of 44 personnel associated with one of these types of services. In the third quarter of fiscal year 2004, we revised our sales commission plan to focus on increasing service sales and higher service margins. Additionally, we also offer our customers an assessment tool to analyze the ability and knowledge of current and potential employees in computer aided design.

Commission Revenue. We generate commission revenue from the resale of Autodesk software to various customers, a number of which Autodesk considers “major accounts.” Autodesk designates these customers as major accounts based on specific criteria, primarily sales volume, and typically gives these customers volume discounts. We are responsible for managing and reselling Autodesk products to a number of these major account customers; however, software product is shipped directly from Autodesk to the customers. We receive commissions upon shipment of the product from Autodesk to the customer based on the product sales price.

Cost of Product Sales. Our cost of product sales consists of the cost of purchasing products from software suppliers or hardware manufacturers. We also include the associated shipping and handling costs in cost of product sales.

Cost of Service Revenue. Cost of service revenue includes the direct costs associated with the implementation of software and hardware solutions as well as training, support services, and professional services. These costs consist primarily of compensation, benefits, travel, and the costs of third-party contractors engaged by us. Our cost of service revenue does not include an allocation of overhead costs.

Selling, General and Administrative Expense. Selling, general and administrative expense consists primarily of compensation and other expenses associated with management, finance, human resources, and information systems. We also include advertising and public relations expenses, as well as expenses for facilities such as rent and utilities, in selling, general and administrative expense.

Depreciation and Amortization Expense. Depreciation and amortization expense represents the period costs associated with our investment in property and equipment, consisting principally of computer equipment, software, furniture and fixtures, and leasehold improvements. We compute depreciation and amortization expense using the straight-line method. We lease all of our facilities and depreciate leasehold improvements over the lesser of the lease term or the useful life of the asset.

Interest Expense. Interest expense consists primarily of interest on our revolving line-of-credit and subordinated debt, which we incurred to fund operations over the past three years.

Discontinued Operations. Due to poor operating results, we closed four offices in New York, Michigan, Ohio, and California, and discontinued the PlanetCAD business we acquired in November 2002. The operations and cash flows of these components have been eliminated from our ongoing operations and historical operating results are classified as discontinued operations.

Critical Accounting Policies

General. Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Critical accounting policies and estimates that impact the consolidated financial statements are those that relate to software revenue recognition and estimates of bad debts. We discuss all of these critical accounting policies with our Audit Committee on a periodic basis. Presented below is a description of the accounting policies that are most critical to an understanding of our consolidated financial statements.

Software Revenue Recognition. We derive most of our revenue from the resale of packaged software products. Our product sales may also include hardware that we may purchase for the convenience of our customers. Historically, we have not experienced significant customer returns. We earn service revenue from training and other professional services, which often are related to the products that we sell but are not essential to the functionality of the software. We also offer annual support contracts to our customers for the software products that we sell, or we offer maintenance and support services under hourly billing arrangements.

We recognize revenue from software arrangements in accordance with the provisions of AICPA Statement of Position No. 97-2, Software Revenue Recognition, as amended by SOP No 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Prior to recognizing any revenue under these arrangements, (1) persuasive evidence of an arrangement must exist, (2) delivery of the software or service must have occurred, (3) all fees must be assessed as fixed or determinable and (4) all fees must be probable of collection. We determine whether criteria (3) and (4) have been satisfied based on our judgment regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of such fee. Revenue recognized in a reporting period could be adversely affected if future changes in conditions related to a transaction cause us to determine these criteria are not met. In the past, we have not needed to adjust our reported revenue due to changes in conditions, and we continue to evaluate current conditions that may affect the nature and timing of our revenue recognition.

Our customer arrangements can involve the sale of one or more elements. When this occurs, we allocate revenue to each element based on the relative fair value of each element. We limit the assessment of fair value to the price that we charge when the element is sold separately. All of the elements included in the multiple element arrangements have been analyzed by management, which may include products that are resold, training and other professional services, and support services. We have determined that sufficient evidence of the fair value based on these separate sales exists to allocate revenue to the specified elements. We recognize training and other professional services revenue as services are delivered and recognize support revenue ratably over the respective contract term. We include all unrecognized fees that have been billed in our deferred revenue.

Bad Debts. We maintain an allowance for doubtful accounts for estimated losses which may result from the inability of our customers to pay for purchased products and services or for disputes that affect our ability to fully collect our accounts receivable. We estimate this allowance by reviewing the status of our past-due accounts and record general reserves based on our historical bad debt expense. Our actual experience has not varied significantly from our estimates; however, if the financial condition of our customers were to deteriorate, resulting in their inability to pay for products or services, we may need to record additional allowances in future periods. To mitigate this risk, we perform ongoing credit evaluations of our customers.

Effect of Recent Accounting Pronouncements

FASB Interpretation No. 46. In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of FASB Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. It requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The Company currently does not have any interests in variable interest entities and, therefore, the adoption of FASB Interpretation No. 46 during 2003 did not have an impact on the Company’s financial position or results of operations.

FASB Statement No. 150. In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if the financial instrument embodies an obligation of the issuer. Effective July 1, 2003, the Company adopted the provisions of Statement No. 150, which did not have any impact on the Company’s financial position or results of operations.

Years Ended June 30, 2001, 2002 and 2003

The following table sets forth the percentages of total revenues represented by selected items reflected in our audited consolidated statements of operations included elsewhere in this report. The year-to-year comparisons of financial results are not necessarily indicative of future results.

	Year Ended June 30,
	2001	2002	2003
Revenues:
Product sales	66.7%	62.4%	55.0%
Service revenue	19.6%	21.7%	26.4%
Commission revenue	13.7%	15.9%	18.6%

Total revenue	100.0%	100.0%	100.0%
Cost of revenue:
Cost of product sales	46.0%	41.6%	39.0%
Cost of service revenue	12.4%	12.6%	16.7%

Total cost of revenue	58.4%	54.2%	55.7%
Gross margin	41.6%	45.8%	44.3%
Other expenses:
Selling, general and administrative	37.7%	44.0%	54.3%
Depreciation and amortization	2.1%	1.9%	1.8%
Impairment loss	—	1.1%	—

	39.8%	47.0%	56.1%

Operating income (loss)	1.8%	(1.2)%	(11.8)%
Other income (expense):
Gain on the extinguishment of debt	0.0%	0.0%	8.7%
Interest and other income	0.2%	0.2%	0.1%
Minority interest	0.0%	0.0%	(0.4)%
Interest expense	(2.0)%	(1.8)%	(1.3)%

	(1.8)%	(1.6)%	7.1%
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(0.0)%	(2.8)%	(4.7)%
Income tax expense (benefit)	0.0%	(1.1)%	1.8%

Loss from continuing operations before cumulative effect of change in accounting principle	(0.0)%	(1.7)%	(6.5)%

The following tables set forth a yearly comparison of selected item totals compared to the same periods in years 2003, 2002, and 2001. These totals represent selected items reflected in our audited consolidated statements of operations included elsewhere in this prospectus.

	Year ended June 30,
	2001	2001-2002 Variances	2002	2002-2003 Variances	2003
Revenues:
Product sales	$18,329,676	$(1,710,232)	$16,619,444	$(4,249,598)	$12,369,846
Service revenue	5,401,091	373,954	5,775,045	156,578	5,931,623
Commission revenue	3,767,634	478,353	4,245,987	(46,522)	4,199,465

Total revenues	$27,498,401	$(857,925)	$26,640,476	$(4,139,542)	$22,500,934

Revenues. Total revenues for the year ended June 30, 2003 decreased $4.1 million, or 15.5%, to $22.5 million, compared to $26.6 million for the same period in 2002. For the year ended June 30, 2003, revenues in two of three categories, product revenue and commission revenue, decreased as a result of the weak economic conditions and a restructuring of the major account programs provided by Autodesk. During 2003, Autodesk reduced the number of customers designated as major accounts by changing the specific criteria for granting volume discounts. Additionally, we continued to focus on being a full solutions provider for our customers, which resulted in our service revenues increasing over the prior period.

Total revenues for the year ended June 30, 2002 decreased $858,000 or 3.1%, to $26.6 million, compared to $27.5 million for the same period in 2001. For the year ended June 30, 2002, revenues in two of three categories—service revenue and commission revenue—increased as a result of a realigned sales organization and a renewed focus by us to become a full solution service provider for our customers. Although price changes occurred throughout the period, they did not have a material effect on fluctuations in revenues. We attribute our increased commission revenue during this period to realigning our sales organization in September 2000, which allowed us to improve our sales forecasting and better exploit sales opportunities on higher margin software products and major accounts.

Product sales for the year ended June 30, 2003 decreased $4.2 million, or 25.6%, to $12.3 million, compared to $16.6 million in the same period in 2002. We attribute this fluctuation in product sales to weak economic conditions causing customers to defer purchasing software products as well as the timing and customer acceptance of product upgrades. Product sales for the year ended June 30, 2002 decreased $1.7 million, or 9.3%, to $16.6 million, compared to $18.3 million in the same period in 2001. We attribute this fluctuation in product sales to a decrease in sales volume of software sold to our customer base. During 2002, we improved our focus on Autodesk major accounts in order to increase our commission revenue.

Service revenue for the year ended June 30, 2003 increased $157,000, or 2.7%, to $5.9 million, compared to $5.8 million in the same period in 2002. This increase in service revenue is a direct result of an increase in professional and technical support service contracts. We were engaged to perform professional services as part of a few large facilities management software implementation projects initiated in 2003. We also experienced increased training service revenue due to an increase in the number of training seminars we held. Service revenue for the year ended June 30, 2002 increased $374,000, or 6.9%, to $5.8 million, compared to $5.4 million in the same period in 2001. The increase in service revenue is a direct result of an increase in the number of training and professional services sold through our expanded customer base during 2002. Our training and technical support services received additional sales focus as we transitioned to a full solution service provider of software and services for our customers.

Commission revenue for the year ended June 30, 2003 decreased $47,000, or 1.1%, to $4.2 million, compared to $4.2 million in the same period in 2002. The decrease in commission revenues resulted from Autodesk’s restructuring of the major account program and an industry-wide decrease in sales volume related to the associated software products. Commission revenue for the year ended June 30, 2002 increased $478,000, or 12.7%, to $4.2 million, compared to $3.7 million in the same period in 2001. The increase in commission revenues resulted from our realigned sales organization, which has improved sales to major accounts that generate commission revenue.

	Year ended June 30,
	2001	2001-2002 Variances	2002	2002-2003 Variances	2003
Cost of revenue:
Cost of product sales	$12,643,511	$(1,572,428)	$11,071,083	$(2,294,574)	$8,776,509
Cost of service revenue	3,415,718	(50,608)	3,365,110	401,794	3,766,904

Total cost of revenue	$16,059,229	$(1,623,036)	$14,436,193	$(1,892,780)	$12,543,413

Gross margin	$11,439,172	$765,111	$12,204,283	$(2,246,762)	$9,957,521

Costs of Revenue. Cost of product sales for the year ended June 30, 2003 decreased $2.3 million, or 20.7%, to $8.8 million, compared to $11.1 million for the same period in 2002. Cost of product sales as a percentage of related revenue for the year ended June 30, 2003 increased to 71.0% from 66.6% in the same period in 2002. We attribute this increase in cost of product sales as a percentage of related revenues to the restructuring of Autodesk’s cooperative advertising program, which increased our cost of product sales as a percentage of related revenue by 5%. Cost of product sales for the year ended June 30, 2002 decreased $1.6 million, or 12.4%, to $11.1 million, compared to $12.6 million for the same period in 2001. Cost of product sales as a percentage of related revenue for the year ended June 30, 2002 decreased to 66.6% from 69% in the same period in 2001. We attribute the decrease in cost of product sales as a percentage of related revenues to an increase in sales of higher margin software products.

Cost of service revenue for the year ended June 30, 2003 increased $402,000, or 11.9%, to $3.8 million compared to $3.4 million for the same period in 2002. Cost of service revenue as a percentage of related revenue for the year ended June 30, 2003 increased to 63.5% from 58.3% in the same period in 2002. We attribute this increase in cost of service revenue as a percentage of revenues primarily to our need to subcontract certain work to third party providers. During 2003, we were engaged to perform professional services as part of a few large facilities management software implementation projects. In order to provide the appropriate expertise and service the projects, we subcontracted some of this work to third party providers, which resulted in an increase in cost of service revenue. Cost of service revenue for the year ended June 30, 2002 decreased $51,000, or 1.5%, to $3.4 million compared to $3.4 million for the same period in 2001. Cost of service revenue as a percentage of related revenue for the year ended June 30, 2002 decreased to 58.3% from 63.2% in the same period in 2001. We attribute the decrease in cost of service revenue as a percentage of revenues to our ability to sell higher margin training and professional services rather than lower margin installations of hardware products. Overall, the gross margin percentage decreased to 44.3% in the year ended June 30, 2003, compared to 45.8% in the same period in 2002. Gross margin increased to 45.8% in the year ended June 30, 2002, compared to 41.6% in the same period in 2001.

	Year ended June 30,
	2001	2001-2002 Variances	2002	2002-2003 Variances	2003
Other expenses:
Selling, general and administrative	$10,367,454	$1,352,989	$11,720,443	$480,937	$12,201,380
Depreciation and amortization	572,430	(69,182)	503,248	(91,636)	411,612
Impairment loss	—	284,766	284,766	(284,766)	—

Total other expenses	$10,939,884	$1,568,573	$12,508,457	$104,535	$12,612,992

Other Expenses. Selling, general and administrative expense for the year ended June 30, 2003 increased $481,000 or 4.1%, to $12.2 million, compared to $11.7 million for the same period in 2002. Selling, general and administrative expense as a percent of total revenues was 54.2% during the year ended June 30, 2003, and 44.0% during the same period in 2002. We attribute the increase in selling, general and administrative expense to the fixed cost required to support a nationwide network of 20 offices, and the PlanetCAD (a public company) merger on November 19, 2002. After this reverse merger, our professional services costs increased by $370,000 and insurance expense increased by $172,000 due to the cost of being a public company. Selling, general and administrative expense for the year ended June 30, 2002 increased $1.4 million, or 13.1%, to $11.7 million, compared to $10.3 million for the same period in 2001. Selling, general and administrative expense as a percent of total revenues was 44.0% during the year ended June 30, 2002, compared to 37.7% during the same period in 2001. The expansion of our sales force and technical support staff in our existing locations, as well as the costs associated with opening three new offices in Chicago, IL, St. Paul, MN, and Tampa, FL, during the third and fourth quarters of 2001 contributed to the increase in selling, general and administrative expense during this period. In addition, we increased our sales force and support staff by approximately 15 employees in the fiscal year ended June 30, 2002, resulting in an approximate $1.0 million increase in selling, general and administrative expense. New facilities costs also contributed approximately $50,000 to selling, general and administrative expense during the same period.

Depreciation and amortization expense for the year ended June 30, 2003 decreased $91,000 or 18.2%, to $412,000, compared to $503,000 for the same period in 2002. Depreciation and amortization expense of property and equipment decreased as a result of reduced capital expenditures for computer equipment and software and an increase in the number of fully depreciated assets compared to the prior period. Depreciation and amortization expense for the year ended June 30, 2002 decreased $69,000 or 12.1%, to $503,000, compared to $572,000 for the same period in 2001. Depreciation and amortization expense of property and equipment decreased as a result of capital expenditures for computer equipment and software made in 1999 becoming fully depreciated in 2001.

We recorded an impairment charge of $285,000 in 2002 for the write-down of goodwill to its estimated fair value. This impairment charge was recorded in the third quarter of 2002 after determining that sales at one subsidiary were unlikely to reach previously projected levels. We evaluated the goodwill for impairment by comparing our best estimate of undiscounted future cash flows for this subsidiary with its net assets. As the net assets exceeded the estimate of undiscounted future cash flows, a discounted cash flow analysis was performed to estimate the implied fair value of the goodwill.

	Year ended June 30,
	2001	2001-2002 Variances	2002	2002-2003 Variances	2003
Other non-operating income (expense):
Gain on the extinguishment of debt	$—	$—	$—	$1,960,646	$1,960,646
Minority interest	—	—	—	(94,140)	(94,140)
Interest and other income	60,251	(12,080)	48,171	(32,529)	15,642
Interest expense	(553,180)	65,950	(487,230)	196,857	(290,373)

Total other non-operating income (expense)	$(492,929)	$53,870	$(439,059)	$2,030,834	$1,591,775

Other Non-operating Income (Expense). Other income (expense) was $1.6 million and $(439,000) in fiscal year ended June 30, 2003 and 2002, respectively. The significant increase in other income during the 2003 fiscal year resulted from a gain recorded from the extinguishment of debt. In January 1999, we borrowed $3.0 million from a significant supplier. In August 2002, we executed an agreement to extinguish the debt for a cash payment of $1.0 million, resulting in a $2.0 million gain on the extinguishment of debt. The extinguishment of debt also contributed to the $197,000 reduction in interest expense in 2003 compared to 2002. Other expense for the year ended June 30, 2002 decreased $54,000, or 10.9%, to $439,000, compared to $493,000 for the same period in 2001. We attribute this reduction in other expense in 2002 primarily to a reduction in interest expense resulting from a decrease in the variable interest rate associated with our revolving line-of-credit.

	Year ended June 30,
	2001	2001-2002 Variances	2002	2002-2003 Variances	2003
Income tax expense (benefit)	$7,426	$(305,077)	$(297,651)	$705,723	$408,072

Income tax expense (benefit) was $408,000 and $(298,000) for the fiscal year ended June 30, 2003 and 2002, respectively. In August 2002, we realized a $2.0 million taxable gain from the extinguishment of certain debt, which resulted in us recording a net deferred tax asset of $373,000 at June 30, 2002, which we expected to realize in the following fiscal year. In 2003, we recorded deferred income tax expense of $373,000 related to a reduction in deferred tax assets. This increase in deferred income tax expense, coupled with certain state tax expense, resulted in the additional income tax expense for 2003. We have recorded a valuation allowance of $2.3 million against our deferred tax assets due to significant uncertainties surrounding their ultimate realization. We have net operating loss carryforwards of approximately $8.3 million, which are available to reduce future taxable income. Our income tax expense in 2001 consisted principally of state income taxes.

	Year ended June 30,
	2001	2001-2002 Variances	2002	2002-2003 Variances	2003
Cumulative effect of change in accounting for goodwill	$—	$—	$—	$520,000	$(520,000)

Cumulative Effect of Change in Accounting Principle. As of July 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement 142”). As a result of adopting Statement 142 and performing the required transitional impairment tests, we recorded a non-cash charge of $520,000, which is included in cumulative effect of change in accounting principle in the 2003 consolidated statement of operations. The impairment charge relates solely to Avatech of Michigan, a business unit that ceased operations in June 2003.

Liquidity and Capital Resources

Historically, we have financed our operations and met our capital expenditure requirements primarily through cash flows provided by operations and borrowings under short-term and long-term debt arrangements. For the year ended June 2003, we used cash in operations of $1.6 million, compared to $1.1 million of cash that was generated from operations in fiscal year 2002. The principal reason for this $2.7 million change in cash provided from operations was an increase of $3.1 million in the net loss before non-cash gains and charges in fiscal year 2003. We funded our operating cash needs in 2003 with cash on-hand and proceeds from the sale of securities that we received upon the merger with PlanetCAD totaling approximately $1.6 million, and net proceeds of approximately $1.2 million from debt financing arrangements.

Our operating assets and liabilities consist primarily of accounts receivable, accounts payable, and inventory. Changes in these balances are affected principally by the timing of sales and investments in inventory based on expected customer demand. We minimize inventory levels through arrangements with suppliers to ship products with an average delivery period of two days and centralized inventory management. We purchase 90% of our product from one principal supplier which provides us with the ability to purchase up to $3.0 million of inventory under 60 to 90 day payment terms. Day sales outstanding (DSO’s) in receivables increased to 58 days at June 30, 2003 from 52 days at June 30, 2002. Historically, we have been able to manage our DSOs in a range from 50 to 60 days. Our customary collection terms range from 30 to 60 days for all of our customers.

Current liabilities include $1.6 million of borrowings under a line-of-credit from a senior lender as well as $250,000 of subordinated notes. In October 2000, we entered into a $2.0 million revolving line-of-credit agreement with a senior lender that was to expire in October 2003, and was payable within 60 days of demand. Borrowings under the line-of-credit accrued interest at the senior lender’s prime rate plus 1.5%. On September 11, 2003, we refinanced our line of credit and obtained a 3-year revolving line of credit with a another bank in an amount up to $2,000,000. Borrowings under this line-of-credit bear interest at the prime rate plus 2.0% and are limited to 75% of eligible accounts receivable. This line-of-credit expires in three years and is payable within 60 days of demand.

In January 1999, we borrowed $3.0 million from a junior lender. In August 2002, we executed an agreement to extinguish the debt for a cash payment of $1.0 million and compliance with certain non-financial covenants. We borrowed $500,000 from each of PlanetCAD and an Avatech director and shareholder to make the cash payment. On November 19, 2002 Avatech completed its merger with PlanetCAD and the loan from PlanetCAD was eliminated in consolidation. The loan to the director and shareholder accrued simple interest at a rate of 15.0%, was due to mature on July 1, 2003, and was subordinate to our senior lender. On May 28, 2003, we issued $1.0 million of senior subordinated notes to the director and shareholder in exchange for $500,000 of additional cash and the cancellation of the $500,000 note issued in August 2002. These new notes accrue interest at a rate of 12% per annum, with quarterly interest payments due commencing September 1, 2003, and mature on July 1, 2004.

We also had outstanding $1.6 million of 10% subordinated notes in 2002, and issued another $175,000 of 10% subordinated notes during 2003. The notes were to mature on July 1, 2003, and interest was payable quarterly until maturity or prepayment. In connection with the merger with PlanetCAD, Inc. in November 2002, subordinated note holders owning an aggregate of $1.5 million of the subordinated notes exchanged their notes for 610,000 shares of preferred stock of a subsidiary. The remaining note holders agreed to extend the maturity dates on the $250,000 of remaining outstanding subordinated notes to January 1, 2004. As a result of these exchanges, we reduced our liabilities at June 30, 2003 by $1.5 million and improved our working capital position. We expect to reduce our interest expense by $152,500 per year due to this exchange.

Our investing activities consist principally of investments in computer and office equipment. We acquired $394,000 in 2001, $259,000 in 2002 and $273,000 in 2003, and have no outstanding purchase commitments at June 30, 2003. In order to maintain current operations, we believe that our average annual outlay for investments in computer equipment and office furniture will be consistent with the previous three years.

As described more fully above, our financing activities in all periods consisted principally of borrowings and repayments under our line of credit. Net borrowings (repayments) under line of credit were $733,000 in 2001, $494,000 in 2002 and $212,000 in 2003.

In connection with the acquisition of PlanetCAD, we incurred approximately $0.9 million of merger costs and PlanetCAD incurred approximately $1.3 million of merger costs. These costs have reduced the amount of working capital that we have available for operations. We have implemented various cost containment programs in order to minimize the impact of the transaction. During fiscal 2003, we instituted an expense reduction program which contributed to a $2.2 million reduction in selling, general and administrative expense. We considered these expense reduction measures necessary during the later part of fiscal 2003 to help reduce operating losses arising from the prolonged impact of the economic recession impacting the software industry. Additionally, we expect to reduce expenses of approximately $1.6 million due to the shut down and discontinuance of certain operating segments.

On July 22, 2003, we entered into a loan agreement with a software developer to borrow up to $1.5 million for working capital purposes. The loan is to be received in two payments with the initial funding of $1.0 million occurring on July 25, 2003 and the remaining $500,000 to be provided so long as we meet certain marketing and distribution milestones. The loan agreement requires repayment of principal plus interest at 6% per annum in thirty-five equal quarterly installments beginning in January 2005. We must meet certain financial and non-financial covenants in connection with this agreement.

Based on our evaluation of the cash expected to be generated from operations in the near term, available capital resources and the timing of cash payments to lenders, we believe that we have sufficient sources of working capital to fund our operations in the normal course of business through at least June 30, 2004.

Below is a summary of our contractual obligations and commitments at June 30, 2003:

	Payments due by Period
Contractual Obligations	Total	2004	2005	2006	2007	2008
Long-term debt and line-of-credit	$2,851,212	$1,884,709	$966,503	$—	$—	$—
Operating leases	1,472,736	692,076	301,902	193,890	185,760	99,108

Total obligations	$4,323,948	$2,576,785	$1,268,405	$193,890	$185,760	99,108

13

The following table sets forth unaudited quarterly financial information for each of the eight quarters in the two years ended June 30, 2003. Management believes that this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere herein and, in management’s opinion, this information includes all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the unaudited quarterly operating results when read in conjunction with the audited consolidated financial statements of the Company and the notes thereto appearing elsewhere herein. These operating results have been restated for discontinued operations and are not necessarily indicative of results for any future period.

	Three Months Ended
	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	Jun. 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	Jun. 30, 2003
Revenues	$6,820,076	$6,710,761	$5,483,705	$7,625,934	$5,333,639	$5,685,446	$5,082,867	$6,398,982
Cost of sales	3,803,441	3,565,190	3,003,632	4,063,930	2,896,625	3,051,614	2,598,678	3,996,496
Gross margin	3,016,636	3,145,570	2,480,072	3,562,005	2,437,014	2,633,832	2,484,189	2,402,486
Operating income	(189,502)	229,326	(249,298)	(94,700)	(565,892)	(360,548)	(92,123)	(1,636,908)
Net income	$(361,260)	$161,685	$(151,474)	$103,554	$972,076	$(799,729)	$(758,790)	$(3,261,863)

Earnings (loss) per share - basic and diluted	$(0.05)	$0.02	$(0.02)	$0.02	$0.15	$(0.11)	$(0.09)	$(0.41)

Shares used in computation	6,680,031	6,670,785	6,665,919	6,674,979	6,690,870	7,172,370	8,897,874	8,028,030

The Company’s operating results may vary significantly from quarter to quarter due to a variety of factors. One such significant factor is the potential fluctuation in revenues due to seasonality of the business.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Financial Statements

(c) Exhibits: The following exhibits are filed as part of this Current Report:

23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 1, 2004	Avatech Solutions, Inc.

By: /s/ Beth O. MacLaughlin
Beth O. MacLaughlin Chief Financial Officer and Principal Accounting Officer

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Avatech Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Avatech Solutions, Inc. and subsidiaries as of June 30, 2002 and 2003, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatech Solutions, Inc. and subsidiaries at June 30, 2002 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for goodwill effective July 1, 2002.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 26, 2004

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Avatech Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Avatech Solutions, Inc. and subsidiaries as of June 30, 2001 (not included herein), and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatech Solutions, Inc. and subsidiaries at June 30, 2001, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Walpert & Wolpoff, LLP

Baltimore, Maryland

March 26, 2004

AVATECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$222,562	$540,384
Accounts receivable, less allowance of $112,000 in 2002 and $160,000 in 2003	4,108,372	3,393,123
Inventory	356,013	146,877
Deferred income taxes	373,000	—
Prepaid expenses	113,469	395,189
Other current assets	—	94,258

Total current assets	5,173,416	4,569,831
Property and equipment:
Computer software and equipment	2,664,168	2,925,159
Office furniture and equipment	778,037	760,020
Leasehold improvements	198,002	207,661

	3,640,207	3,892,840
Less accumulated depreciation and amortization	2,889,000	3,255,361

	751,207	637,479
Goodwill	752,920	52,272
Other assets	430,870	12,385

Total assets	$7,108,413	$5,271,967

AVATECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30
	2002	2003
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,655,902	$5,089,207
Accrued compensation and related benefits	223,919	354,555
Borrowings under line-of-credit	1,422,901	1,634,709
Current portion of long-term debt	500,000	250,000
Deferred revenue	650,511	736,963
Other current liabilities	335,930	325,920

Total current liabilities	6,789,163	8,391,354
Long-term debt	3,282,112	—
Notes payable to related parties	775,000	966,503
Other long-term liabilities	—	363,307
Commitments and contingencies	—	—
Minority interest	—	1,525,000
Stockholders’ deficit:
Preferred stock, $0.01 par value; 1,297,537 shares authorized; 1,000,000 designated as Series C Convertible Preferred Stock; Series C issued and outstanding shares of 172,008 in 2003	—	1,720
Common stock, $0.01 par value; 22,500,000 shares authorized; issued and outstanding shares of 6,662,010 in 2002 and 8,897,874 in 2003	66,621	88,980
Additional paid-in capital	1,654,562	3,242,454
Accumulated deficit	(5,459,045)	(9,307,351)

Total stockholders’ deficit	(3,737,862)	(5,974,197)

Total liabilities and stockholders’ deficit	$7,108,413	$5,271,967

See accompanying notes.

AVATECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended June 30
	2001	2002	2003
	(Restated – see Note 4)	(Restated – see Note 4)	(Restated – see Note 4)
Revenues:
Product sales	$18,329,676	$16,619,444	$12,369,846
Service revenue	5,401,091	5,775,045	5,931,623
Commission revenue	3,767,634	4,245,987	4,199,465

	27,498,401	26,640,476	22,500,934
Cost of revenue:
Cost of product sales	12,643,511	11,071,083	8,776,509
Cost of service revenue	3,415,718	3,365,110	3,766,904

	16,059,229	14,436,193	12,543,413

Gross margin	11,439,172	12,204,283	9,957,521
Other expenses:
Selling, general and administrative	10,367,454	11,720,443	12,201,380
Depreciation and amortization	572,430	503,248	411,612
Impairment loss	—	284,766	—

	10,939,884	12,508,457	12,612,992

Operating income (loss)	499,288	(304,174)	(2,655,471)
Other income (expense):
Gain on the extinguishment of debt	—	—	1,960,646
Minority interest	—	—	(94,140)
Interest and other income	60,251	48,171	15,642
Interest expense	(553,180)	(487,230)	(290,373)

	(492,929)	(439,059)	1,591,775

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	6,359	(743,233)	(1,063,696)
Income tax expense (benefit)	7,426	(297,651)	408,072

Loss from continuing operations before cumulative effect of change in accounting principle	(1,067)	(445,582)	(1,471,768)
Income (loss) from operations of discontinued operating segments (including loss on disposal of $354,000 in 2003)	90,403	198,087	(1,856,538)

Income (loss) before cumulative effect of change in accounting principle	89,336	(247,495)	(3,328,306)
Cumulative effect of change in accounting for goodwill	—	—	(520,000)

Net income (loss)	$89,336	$(247,495)	$(3,848,306)
Loss from continuing operations before cumulative effect of change in accounting principle per common share – basic and diluted	$(0.00)	$(0.07)	$(0.18)

Earnings (loss) per common share – basic and diluted	$0.01	$(0.04)	$(0.48)

See accompanying notes.

AVATECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEARS ENDED JUNE 30, 2001, 2002, AND 2003

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Number of Shares	Par Value	Number of Shares	Par Value
Balance at July 1, 2000	—	$—	6,710,385	$67,104	$1,806,741	$(5,300,886)	$(3,427,041)
Issuance of common stock for cash	—	—	6,864	69	26,179	—	26,248
Purchase of common stock from former employees	—	—	(35,073)	(351)	(113,030)	—	(113,381)
Net income for fiscal year 2001	—	—	—	—	—	89,336	89,336

Balance at June 30, 2001	—	—	6,682,176	66,822	1,719,890	(5,211,550)	(3,424,838)
Purchase of common stock from current and former employees	—	—	(20,166)	(201)	(65,328)	—	(65,529)
Net loss for fiscal year 2002	—	—	—	—	—	(247,495)	(247,495)

Balance at June 30, 2002	—	—	6,662,010	66,621	1,654,562	(5,459,045)	(3,737,862)
Issuance of shares of common stock to purchase PlanetCAD, Inc.	—	—	2,235,864	22,359	1,262,641	—	1,285,000
Issuance of warrants in conjunction with notes payable	—	—	—	—	36,288	—	36,288
Issuance of Series C Convertible Preferred Stock for cash	172,008	1,720			288,963		290,683
Net loss for fiscal year 2003	—	—	—	—	—	(3,848,306)	(3,848,306)

Balance at June 30, 2003	172,008	$1,720	8,897,874	$88,980	$3,242,454	$(9,307,351)	$(5,974,197)

See accompanying notes

AVATECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30
	2001	2002	2003
Cash flows from operating activities
Net income (loss)	$89,336	$(247,495)	$(3,848,306)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for bad debts	73,893	75,542	118,046
Gain on extinguishment of debt	—	—	(1,960,646)
Depreciation and amortization	694,503	612,918	665,990
Deferred income taxes	—	(373,000)	373,000
Impairment loss	—	285,374	256,864
Cumulative effect of change in accounting principle	—	—	520,000
Write-off of in-process research and development	—	—	282,000
Loss on disposal of property and equipment	1,420	7,575	116,862
Amortization of debt discount charged to interest expense	2,694	3,844	6,325
Changes in operating assets and liabilities:
Accounts receivable	(1,027,531)	893,017	787,249
Inventory	(7,065)	106,647	209,136
Prepaid expenses and other current assets	96,987	190,804	235,997
Accounts payable and accrued expenses	(295,547)	(240,179)	725,490
Accrued compensation and related benefits	(23,439)	(69,862)	109,014
Deferred revenue	14,144	(144,405)	(142,874)
Other current liabilities	29,410	(4,058)	(10,000)

Net cash provided by (used in) operating activities	(351,195)	1,096,722	(1,555,853)
Cash flows from investing activities
Purchase of property and equipment	(394,060)	(258,944)	(273,088)
Proceeds from sale of property and equipment	6,343	10,584	7,325
Proceeds from sale of available-for-sale securities	—	—	625,000
Acquisition costs related to PlanetCAD merger	—	(302,228)	(612,782)
Cash received from PlanetCAD merger	—	—	995,425

Net cash provided by (used in) investing activities	(387,717)	(550,588)	741,880
Cash flows from financing activities
Proceeds from borrowings under line-of-credit	30,977,721	31,166,171	29,490,344
Repayments of borrowings under line-of-credit	(30,244,758)	(31,660,182)	(29,278,536)
Proceeds from issuance of long-term debt	—	—	175,000
Proceeds from issuance of notes payable to related parties	—	—	1,500,000
Repayments of long-term debt	(6,810)	—	(1,000,000)
Proceeds from issuance of common stock	26,248	—	—
Proceeds from issuance of preferred stock	—	—	290,683
Repurchase of common stock	(113,381)	(65,529)	—
Change in other assets	(13,794)	(73,653)	(45,696)

Net cash provided by (used in) financing activities	625,226	(633,193)	1,131,795

Net increase (decrease) in cash and cash equivalents	(113,686)	(87,059)	317,822
Cash and cash equivalents—beginning of year	423,307	309,621	222,562

Cash and cash equivalents—end of year	$309,621	$222,562	$540,384

See accompanying notes.

AVATECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Business and Basis of Presentation

Avatech Solutions, Inc. provides design automation software, hardware, training, technical support and professional services to corporations, government agencies and educational institutions throughout the United States.

The consolidated financial statements include the accounts of Avatech Solutions, Inc. and its majority-owned subsidiaries. One of the Company’s subsidiaries has issued and outstanding preferred stock, which is accounted for as minority interest. All intercompany accounts and transactions between the Company and its consolidated affiliated companies have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventory

Inventory, consisting of computer software and hardware, is stated at the lower of first-in, first-out cost, or market.

Property and Equipment

Property and equipment is stated at cost. Depreciation for computer software and equipment and office furniture and equipment is provided for by the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the asset using the straight-line method.

Impairment of Long-Lived Assets Excluding Goodwill

Long-lived assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

1. Summary of Significant Accounting Policies (continued)

Goodwill and Accounting Change

Goodwill is the excess of the purchase price paid over the fair value of the identifiable net assets acquired in purchase business combinations. Prior to July 1, 2002, goodwill was amortized on a straight-line basis over 15 to 20 years. As of July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”). Under Statement 142, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The implied fair value of goodwill is the amount determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit to which goodwill has been allocated from the estimated fair value of the reporting unit. If the recorded value of goodwill exceeds its implied value, an impairment charge is recorded for the excess.

The changes in the carrying amount of goodwill for the year ended June 30, 2003 are as follows:

Balance at July 1, 2002	$752,920
Changes in goodwill during the year:
Cumulative effect of a change in accounting principle	520,000
Goodwill impairment of Avatech of Michigan disposal group	180,648

Balance at June 30, 2003	$52,272

As a result of testing goodwill for impairment upon the adoption of Statement 142 as of July 1, 2002, the Company recorded a non-cash impairment charge of $520,000, which is included as a cumulative effect of a change in accounting principle in the consolidated statements of operations. The impairment charge relates solely to Avatech of Michigan, a business unit, which ceased operations in June 2003.

Net income (loss) adjusted to exclude goodwill amortization for the years ended June 30, 2001, 2002 and 2003 are as follows:

	Year ended June 30
	2001	2002	2003
Reported net income (loss)	$89,336	$(247,495)	$(3,848,306)
Goodwill amortization, net of income taxes	87,297	73,000	—

Adjusted net income (loss)	$176,633	$(174,495)	$(3,848,306)

Earnings (loss) per common share, basic and diluted:
Reported net income (loss)	$0.01	$(0.04)	$(0.48)
Goodwill amortization, net of income taxes	0.01	0.01	—

Adjusted net income	$0.02	$(0.03)	$(0.48)

Stock Options and Stock Granted to Employees

The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25 “). Under APB No. 25, compensation expense is recorded over the vesting period to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise or acquisition price of the stock or stock-based award. Financial Accounting Standards Board Statement No. 123, Accounting for Stock Based Compensation, (“Statement 123”) encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not adopted.

1. Summary of Significant Accounting Policies (continued)

Stock Options and Stock Granted to Employees (continued)

The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the Company had applied the fair value recognition provisions of Statement 123 to stock-based employee compensation:

	Year Ended June 30
	2001	2002	2003
Net income (loss) as reported	$89,336	$(247,495)	$(3,848,306)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes	(188,792)	(116,362)	(191,855)

Pro forma net loss	$(99,456)	$(363,857)	$(4,040,161)

Earnings (loss) per common share:
Basic and diluted – as reported	$0.01	$(0.04)	$(0.48)

Basic and diluted – pro forma	$(0.01)	$(0.05)	$(0.49)

To determine the pro forma data as required by Statement 123, the Company used stock option pricing models to measure the fair value of stock options as of the date of grant. For all stock options granted prior to November 19, 2002, the date the Company’s common stock became publicly traded and had a readily determinable market value, the Company used the minimum value method to calculate pro forma compensation expense. For all stock options grated after this date, the Company used the Black-Scholes option pricing model.

The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. The Black-Scholes option pricing model was developed for estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The following are the assumption made in computing the fair value of stock-based awards:

	Year ended June 30
	2001	2002	2003
Risk-free interest rate	5.21%	4.48%	3.03%
Dividend yield	0%	0%	0%
Option life	5 years	5 years	5 years
Stock price volatility	(* )	(*)	1.95
Weighted average fair value of granted options	$2.55	$1.77	$0.86

(*)	Assumption is not applicable under the minimum value method.

1. Summary of Significant Accounting Policies (continued)

Revenue Recognition and Accounts Receivable

The Company generates revenue from three sources: the resale of prepackaged software products, professional services and commissions.

Software products are frequently sold in an arrangement that includes implementation services or maintenance services. Maintenance services are limited to help desk support and training. The Company allocates the total arrangement fee among each element based on vendor-specific objective evidence of the relative fair value of each of the elements. The Company limits its assessment of fair value of each element to the price charged when the same element is sold separately.

Revenues for software product sales are recognized as revenue when four criteria are met. These four criteria are (i) a signed purchase order has been obtained (ii) delivery of the software has occurred (iii) the fee is fixed or determinable and (iv) the fee is probable of collection. Software product sales billed and not recognized as revenue are included in deferred revenue. The Company generally does not require collateral. The Company provides a 30-day return policy to its customers. The Company has historically not experienced significant returns, and accordingly, allowances for returned products are not recorded.

Revenues from maintenance services are recognized ratably over the contractual service period. Revenues from implementation and training services are recognized as the services are provided. Advance payments for these services are deferred and recognized in the periods when the services are performed.

The Company also receives commissions from vendors for transactions in which the Company does not take title to the product or have responsibility for the delivery of the services, has no risk of loss for collection, and has acted as an agent or broker. These commissions are recorded as revenue when earned.

Allowance for Doubtful Accounts

The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to its expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience, and a lack of concentration of accounts receivable. The Company charges-off receivables deemed to be uncollectible to the allowance for doubtful accounts. Accounts receivable balances are not collateralized.

Cost of Product Sales

Cost of product sales includes the costs of purchasing software and hardware from suppliers and the associated shipping and handling costs.

Cost of Service Revenue

Cost of service revenue consists primarily of direct employee compensation and related benefits, the cost of subcontracted services and direct expenses billable to customers. Cost of service revenue does not include an allocation of overhead costs.

Warranty Costs

The Company does not provide for warranty costs for its products as such costs are incurred by the manufacturer of the products.

Advertising Costs

Costs incurred for producing and communicating advertisements are expensed as incurred and included in selling, general and administrative expenses in the accompanying statements of operations. Advertising expenses approximated $412,000, $549,000 and $780,000 for years ended June 30, 2001, 2002 and 2003, respectively.

1. Summary of Significant Accounting Policies (continued)

Business Segment Reporting

The Company’s operating segments are established based on geographical areas managed by location managers and for which discrete financial information is prepared and reviewed by the Company’s chief operating decision maker. These segments are aggregated for segment reporting purposes into one reporting segment because the operating segments have similar economic characteristics and generate revenues from sales of similar products and services to similar types of customers.

Income Taxes

The Company uses the liability method to account for income taxes. Income tax expense includes income taxes currently payable and deferred taxes arising from temporary differences between financial reporting and income tax bases of assets and liabilities. Deferred income taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock Split

The Company’s board of directors authorized a three-for-one stock split in the form of a stock dividend to be distributed to stockholders of record on September 15, 2003. All share and per share data included in the consolidated financial statements have been restated to reflect the split.

Recent Accounting Pronouncements

Accounting for Costs Associated with Exit or Disposal Activities

In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). Statement 146 supersedes EITF Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Statement 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement 146 is not expected to have a significant effect on the Company’s results of operations and financial position.

Consolidation of Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The Company currently does not have any investments in variable interest entities and, therefore, will apply the provisions of Interpretation No. 46 prospectively.

2. Supplemental Disclosure of Cash Flow Information

The following significant non-cash investing and financing activities occurred in 2003:

The Company entered into a business combination with PlanetCAD, Inc., whereby assets totaling $2.9 million were acquired and liabilities totaling $0.95 million were assumed in exchange for common stock.

Holders of $1.5 million of subordinated debt converted the debt into preferred stock in one of the Company’s wholly-owned subsidiaries.

The Company paid interest of approximately $533,000, $416,000 and $282,000 in 2001, 2002 and 2003, respectively.

3. Merger with PlanetCAD Inc.

On November 19, 2002, the Company consummated a merger with PlanetCAD Inc., whereby shareholders of the Company exchanged their shares of the Company’s common stock for common stock of PlanetCAD. Upon completion of the merger, the shareholders of the Company owned 75% of the outstanding common stock of PlanetCAD. PlanetCAD develops, markets, and supports cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. In connection with the merger, options and warrants to purchase the common stock of the Company were converted into options and warrants to acquire common stock of the post-merger entity based on the merger exchange ratio.

For accounting purposes, the Company was deemed to have acquired PlanetCAD, as its shareholders own a majority of the outstanding common stock of the surviving entity. Upon the completion of the merger, the Company had 8,897,874 shares of outstanding common stock, 6,662,010 of which were issued to shareholders of Avatech upon the closing date. The results of operations of PlanetCAD are included in the accompanying 2003 statement of operations since November 1, 2002, or the effective date of the merger. The purchase method of accounting was used to record the acquisition, and the cost of acquiring PlanetCAD of $2.2 million, including estimated acquisition costs of $1.0 million, was assigned to acquired assets and liabilities based on their estimated fair value, as determined by an independent appraisal.

The purchase price allocation to acquired assets and liabilities at the acquisition date is summarized below:

Assets
Cash	$995,000
Accounts receivable	120,000
Investments	625,000
Prepaid expenses and other current assets	611,000
Property and equipment	337,000
Acquired technology and other amortizable intangible assets	216,000

Total assets	2,904,000

Liabilities
Accounts payable and accrued expenses	720,000
Deferred revenue	229,000

Total liabilities	949,000

Cost of net assets acquired, excluding acquired in-process research and development assets of $282,000	$1,955,000

The value allocated to projects identified as in-process research and development of PlanetCAD products was charged to expense immediately following the completion of the merger and is included in the loss from operations of discontinued operating segments in the accompanying 2003 statement of operations. This write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and has no future alternative uses, and the related products under development may not achieve commercial viability. The value of acquired technology was determined by taking into account risks related to the characteristics and applications of the developed technology, existing and future markets and assessments of the stage of the developed technology’s life cycle. This analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalized. The developed technology and other intangible assets were amortized on a straight-line basis over 4 to 6 years.

In May 2003, the Company sold the software acquired from PlanetCAD and discontinued the acquired PlanetCAD operations. Accordingly, pro forma operating data of PlanetCAD is not relevant to an understanding of the potential future effects of these operations on consolidated results of operations, and therefore is not presented. See Note 4 for additional information.

4. Discontinued Operations of PlanetCAD and Certain Operating Segments

In June 2003, due to poor operating results, the Company closed three offices in New York, Michigan and Ohio. In August 2003, the Company also closed its California office. These locations were authorized software dealers subject to the Company’s channel partner agreement with its principal supplier. By virtue of these closings, the Company is no longer authorized to market or distribute software products subject to the channel partner agreements in those states. In connection with the closure of these locations, the Company recognized a loss on disposal of approximately $179,000 in June 2003.

In addition, the Company in May 2003 decided to discontinue the PlanetCAD business it acquired in November 2002. These operations were conducted from the Company’s Boulder, Colorado office, which was closed in June 2003. The software product technology developed by PlanetCAD was sold in May 2003 to an unrelated third party in the United Kingdom for $1,200,000. The purchase price is payable in cash by the purchaser as follows (i) $40,000 at closing, (ii) $200,000 in five monthly installments of $40,000 from July 2003 through November 2003, (iii) 50% of monthly revenues generated by the purchaser from the acquired assets from December 2003 through May 2005, not to exceed $960,000, and (iv) any unpaid balance in June 2005. As of June 30, 2003, the Company has received minimal cash from the sale of the PlanetCAD software products, and significant uncertainties exist surrounding the ability of the purchaser to ultimately make the required payments. Accordingly, the consideration from the sale of the PlanetCAD assets is being recorded as it is received. The Company recorded a loss on disposal of approximately $175,000 in June 2003.

These discontinued operations were components of the Company as their operations and cash flows were clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The operations and cash flows of the components have been eliminated from the ongoing operations of the Company, and the Company will not have any significant continuing involvement in the operations of the components. Accordingly, the historical results of operations of these components are presented in the accompanying consolidated statements of operations as a separate component of operations classified as discontinued operations. The consolidated statements of operations for the years ended June 30, 2001, 2002 and 2003 have been restated to conform to this presentation.

Summarized operating results of the discontinued operations are as follows:

	Year ended June 30
	2001	2002	2003
Revenue:
Reseller locations	$3,373,077	$3,172,111	$1,585,320
PlanetCAD Operations	—	—	659,153
Total revenue	$3,373,077	$3,172,811	$2,244,473

Pre-tax income (loss):
Reseller locations	$90,403	$198,087	$61,770
PlanetCAD locations	—	—	(1,564,308)

Total pre-tax income (loss)	$90,403	$198,087	$(1,502,538)

5. Borrowings Under Line-of-Credit

The Company maintained until September 2003 a revolving line-of-credit agreement with a financial institution payable within 60 days of demand by the lender. The credit extended under this financing agreement was limited to the lesser of $2 million or 75% of the Company’s aggregate outstanding eligible accounts receivable. The balance outstanding under this line-of-credit was $1,634,709 at June 30, 2003. Borrowings under this line-of-credit accrued interest at the prime rate plus 1.5% and were secured by the assets of the Company. In addition, the bank had the right to restrict any prepayment of other indebtedness by the Company. Because the interest rate adjusted with changes in the prime rate, the estimated fair value of the borrowings under the line of credit was equal to the carrying amount.

5. Borrowings Under Line-of-Credit (continued)

On September 11, 2003, the Company entered into a loan and security agreement with another lending institution, which replaces the existing revolving credit facility. The new loan agreement provides for a $2.0 million revolving line of credit that is payable within 60 days of demand by the lender. The credit extended under this new arrangement is limited to the lesser of $2.0 million or 75% of the Company’s aggregate outstanding eligible accounts receivable and expires in September 2006. Borrowings under this line-of-credit bear interest at the prime rate plus 2% and are secured by the assets of the Company.

6. Long-Term Debt and Gain on the Extinguishment of Debt

At June 30, 2002, the Company was obligated to one of its suppliers under a note agreement in the amount of $2.96 million, bearing interest at 6.5% per annum. The note required interest only payments through September 30, 2001, with subsequent quarterly payments of principal and interest of $621,311 until maturity in December 2002. In August 2002, the Company entered into an agreement to extinguish the outstanding $2.96 million debt for a cash payment of $1.0 million and compliance with certain non-financial covenants. The Company obtained the $1.0 million payable to the lender from borrowings from a director and shareholder and from PlanetCAD Inc., each in the amount of $500,000. These borrowings totaling $1.0 million accrued interest at 15% per annum. The loan from the director and shareholder was repaid on May 28, 2003. The loan from PlanetCAD was due at the earlier of (i) the date on which Avatech became unable or refused to complete the merger, or (ii) July 1, 2003. As described in Note 3, the Company completed its merger with PlanetCAD on November 19, 2002, at which time the $500,000 loan from PlanetCAD was eliminated in consolidation.

The gain on the extinguishment of the debt of $1.96 million was recorded in August 2002 upon the settlement of the $2.96 million note for cash of $1.0 million and compliance with certain non-financial covenants.

Additionally, the Company at June 30, 2002 had outstanding $1,600,000 of 10% subordinated notes and issued another $175,000 of 10% subordinated notes during 2003. In connection with the merger with PlanetCAD, Inc. approximately $1,525,000 of the subordinated notes were converted into 610,000 shares of preferred stock of a subsidiary on November 19, 2002. The $250,000 of remaining outstanding subordinated notes had their maturity dates extended to January 1, 2004. Accordingly, these subordinated notes are presented as current portion of long-term debt at June 30, 2003. The notes bear interest at rates ranging from 10% to 12% per annum to be paid quarterly until maturity. The notes are fully subordinated to the payment of senior indebtedness (line-of-credit) of the Company. In connection with extending the maturity dates, noteholders were issued stock purchase warrants to purchase 45,000 shares of common stock. Of these 45,000 shares, 15,000 shares are exercisable for $0.35 per share and 30,000 shares are exercisable for $0.17 per share. The warrants expire on January 1, 2004, and were determined to have an insignificant fair value. Accordingly, no value was ascribed to these warrants in the accompanying financial statements.

On May 28, 2003, the Company issued a $1.0 million senior subordinated note to a director and shareholder. The note was issued in consideration for cash of $500,000 and satisfaction of a $500,000 note issued in August 2002. The notes accrue interest at a rate of 12% per annum, with quarterly interest payments due commencing September 1, 2003, and mature on July 1, 2004. In connection with the notes, the director and shareholder received warrants to purchase 97,200 shares of the Company’s common stock. The warrants are exercisable for $0.27 per share and expire on June 1, 2008. The warrants were valued at $36,288, an estimate based on the Black-Scholes option pricing model. The estimated fair value of the warrants was recorded as additional paid-in capital and the notes have been recorded net of a discount of $36,288. This discount is being amortized using the interest method and recorded as additional interest expense over the term of the notes. At June 30, 2003, the balance outstanding under the promissory notes is $966,503.

The fair value of long-term debt at June 30, 2003 approximates its carrying value.

7. Preferred Stock

The Company has authorized 1,297,537 shares of preferred stock with a par value of $0.01 per share. At June 30, 2003, the Company had designated 1,000,000 shares of the authorized preferred stock as Series C Convertible Preferred Stock, of which 172,008 shares are outstanding with the following terms:

Redemption Feature

The preferred stock is redeemable in the event that the Company is engaged in a business combination that is approved by the board and subsequently submitted and approved by a vote of the Company’s shareholders. Any director who holds shares of the Series C Convertible Preferred Stock is not eligible to vote on the proposed business combination. The redemption price is $1.69 per share plus an amount equal to all declared and unpaid dividends accrued on such shares since the original issue date.

Voting Rights

Each holder of the preferred stock shall vote together with all other classes and series of stock of the Company as a single class on all actions. Each share shall entitle the holder to one vote per share on each such action.

Dividend Rate

The holders of the preferred stock are entitled to receive cumulative, quarterly dividends of $0.04225, when and as declared by the Board of Directors.

Conversion Feature

The preferred stock is convertible at any time beginning 120 days after the original issuance date at the option of the holder and automatically converts into common stock if the common stock trades for more than $6.76 per share for 60 consecutive trading days on the NASDAQ national market system.

Each share of preferred stock is convertible into shares of common stock by multiplying the appropriate conversion rate in effect by the number of shares of preferred stock being converted. Currently, the conversion rate is three shares of common stock for each share of Series C Convertible Preferred Stock; however, this rate may be adjusted again due to stock splits, dividends, and other events defined in the stock purchase agreement.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Company, the holders of Series C Convertible Preferred Stock are entitled to receive for each share, prior and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, an amount equal to $1.69 per share plus all accumulated but unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders are insufficient to permit the payment of the preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the preferred stockholders.

8. Minority Interest

The Company has issued convertible preferred stock through one of its subsidiaries. The preferred stock accrues dividends at a rate of 10% per annum. Dividends may be paid each quarter from available cash of the subsidiary beginning October 1, 2002. The dividends on the subsidiary’s preferred stock are recorded as minority interest expense in the consolidated statement of operations. All accrued but unpaid dividends must be paid in cash at or before a liquidation event as defined in the preferred stock agreement. Each share of preferred stock will automatically convert into 3.3 shares of common stock of the parent upon the earlier of (i) 24 months from the issuance of the preferred stock or (ii) immediately preceding a liquidation event. On all matters submitted to the stockholders of the Company, the holders of the shares of Preferred Stock vote together as a single class on a one share, one vote basis. The preferred stock is presented as minority interest in the accompanying balance sheet at June 30, 2003.

9. Earnings Per Share

Basic earnings (loss) per common share is computed as net income (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share include the potential dilution that would occur from common shares issuable upon the exercise of outstanding stock options and warrants. Basic and diluted earnings (loss) per common share are equal for all years presented because the assumed exercise of options and warrants is antidilutive.

The following summarizes the computations of basic and diluted earnings per share:

	Year ended June 30
	2001	2002	2003
	(restated)	(restated)	(restated)
Numerator used in basic and diluted earnings (loss) per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(1,067)	$(445,582)	$(1,471,768)
Income (loss) from discontinued operations, net of income taxes	90,403	198,087	(1,856,538)
Cumulative effect of change in accounting for goodwill	—	—	(520,000)

Net income (loss)	$89,336	$(247,495)	$(3,848,306)

Denominator:
Weighted average shares outstanding	6,662,568	6,674,979	8,028,030
Earnings (loss) per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.00)	(0.07)	$(0.18)
Income (loss) from operations of discontinued operations, net of income taxes	0.01	0.03	(0.24)
Cumulative effect of change in accounting principle	—	—	(0.06)

Earnings (loss) per common share, basic and diluted	$0.01	$(0.04)	$(0.48)

10. Stock Purchase Warrants

As of June 30, 2003, the Company has outstanding warrants to purchase common stock. A summary of these warrants is as follows:

Number of Shares	Exercise Price	Expiration Date
97,200	$ 0.27	June 2008
180,000	$43.33	February 2005
18,750	$ 6.67	June 2004
37,500	$83.33	June 2004
15,000	$ 0.35	January 2004
30,000	$ 0.17	January 2004
18,105	$ 0.01	November 2003
3,000	$ 1.92	July 2003

399,555

11. Employee Stock Compensation Plans

The Board of Directors may grant options under four stock option plans to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the grant date. The Avatech Solutions, Inc. 2000 Stock Option Plan and the Avatech Solutions, Inc. 2002 Stock Option Plan are the only plans with significant stock option awards available for grant. All plans provide for the granting of either qualified or non-qualified stock options to purchase an aggregate of up to 1,580,250 shares of common stock to eligible employees,

11. Employee Stock Compensation Plans (continued)

officers, and directors of the Company. Most options granted under the plans vest in three equal installments on the anniversary date of the grant over a three-year period.

A summary of stock option activity and related information is included in the table below:

	Year ended June 30
	2001		2002		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	306,120	$3.81	445,491	$3.81	775,950	$3.81
Granted	196,812	3.81	472,092	3.81	482,442	2.78
Exercised	—	—	—	—	—	—
Forfeited	(57,441)	3.81	(141,633)	3.81	(224,431)	6.40
Cancelled	—	—	—	—	(479,575)	3.79

Outstanding at end of year	445,491	$3.81	775,950	$3.81	554,386	$1.88

Exercisable at end of year	208,122	$3.81	422,283	$3.81	281,713	$3.28

Weighted-average remaining contractual life		8.8 Years		8.7 Years		7.4 Years

Stock Option Cancellation Program

In April 2003, the Company offered its employees a voluntary option to surrender and cancel certain outstanding stock option agreements. Under the terms of the arrangement, the employee, if still employed, will receive an equivalent number of stock options six months and a day after the specific cancellation periods. In conjunction with this arrangement, the Company cancelled stock option agreements for the purchase of 479,575 shares of common stock. Any options granted in future periods subject to these agreements will have exercise prices equal to the then fair value of the Company’s common stock, and will vest over periods up to 36 months.

Employee Stock Purchase Plan

Effective May 1, 1998, the Company adopted the 1998 Employee Stock Purchase Plan for all employees meeting certain eligibility requirements. Under the Plan, employees may purchase shares of the Company’s common stock, subject to certain limitations, at 85% of its market value as determined by the Board of Directors. Purchases are limited to 10% of an employee’s eligible compensation. The Board of Directors authorized the suspension of this Plan in March 2000. During 2000, the Company sold approximately 56,430 shares to employees under this Plan.

The Plan does not contain a provision requiring the Company to repurchase shares from terminated employees. The Company elected to purchase 35,073 shares for $113,381 in 2001 and 20,166 shares for $65,529 in 2002 from former employees.

Restricted Stock Award Plan

In March 2003, the Company’s Board of Directors approved the Avatech Solutions, Inc. Restricted Stock Award Plan. Employees and consultants of the Company are eligible to receive stock awards under this plan if they are already shareholders or hold options to purchase shares of common stock. Additionally, officers or directors of the Company are eligible to receive restricted stock awards regardless of any pre-existing ownership of common stock or stock options. Vesting for restricted stock awards granted under this plan may vary, but awards will generally vest based on continued service of the recipient or achievement of specific performance goals. The Company has reserved 600,000 shares of common stock for issuance under the Restricted Stock Award Plan. No awards were granted as of June 30, 2003.

12. Shares Reserved for Future Issuance

At June 30, 2003, the Company has reserved 4,925,829 shares of common stock for future issuance upon the exercise of any stock options granted under the Company’s four stock option plans, exercise of outstanding stock purchase warrants, issuance of restricted stock awards, and the conversion of preferred stock.

13. Impairment Loss

In fiscal year 2002, the Company determined that the goodwill and other long-lived assets of one of its subsidiaries were likely impaired due to recurring operating losses and changes in the estimates of the future estimated cash flows from these operations over the remaining amortization period. The Company determined that the carrying value of these assets exceeded their estimated fair values by $285,374 and recorded an impairment loss in that amount. The fair value of the long-lived assets was determined using discounted cash flows over the remaining estimated useful life of the assets. Of the recorded impairment loss of $285,374, $283,000 related to goodwill and the remainder related to fixed assets.

14. Income Taxes

Income tax expense (benefit) includes current state income taxes of $7,426, $77,806, and $35,072 for 2001, 2002, and 2003, respectively. In 2002 a federal deferred income tax benefit of $373,000 was recorded. This benefit resulted from a reduction in the valuation allowance for deferred tax assets due to expected taxable income resulting from the $1.96 million gain from the extinguishment of debt in the first quarter of 2003. In 2003, the Company incurred unexpected operating losses and increased the valuation allowance for the net deferred tax assets by $373,000 recorded in 2002.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2002	2003
Deferred tax assets:
Net operating loss carryforward	$1,855,344	$2,244,412
Allowance for doubtful accounts	43,214	25,184
Accrued vacation pay	—	3,738
Book over tax depreciation	77,341	52,758

Total deferred tax assets	1,975,899	2,326,092
Valuation allowance for deferred tax assets	(1,602,899)	(2,326,092)

Net deferred tax assets	$373,000	$—

The Company has recorded a valuation allowance for its deferred tax assets due to the inability to conclude that it is more likely than not that these assets will be realized from future taxable income.

The Company’s provision for income taxes resulted in effective tax rates that varied from the statutory federal income tax rate of 34%, as summarized in the table below.

	Year ended June 30
	2001	2002	2003
Expected federal income tax expense (benefit) from continuing operations at 34%	$2,162	$(252,699)	$(361,657)
Expenses not deductible for income tax purposes	22,913	150,358	14,074
State income taxes, net of federal benefit	8,580	(24,601)	23,100
Change in valuation allowance for deferred tax assets	(26,229)	(170,709)	732,555

	$7,426	$(297,651)	$408,072

At June 30, 2003, the Company has net operating loss carryforwards totaling approximately $5.6 million, which will begin to expire in 2012. Certain net operating loss carryforwards at June 30, 2003 are related to subsidiaries of the Company, and are available only to offset future taxable income of those subsidiaries.

15. Commitments and Contingencies

Operating Leases

The Company leases certain office space and equipment under noncancellable operating lease agreements that expire in various years through 2006, and generally do not contain significant renewal options. The Company also leases one office location from an entity controlled by a stockholder under a noncancellable operating lease, which expires in December 2003. Future minimum payments under all noncancellable operating leases with initial terms of one year or more consisted of the following at June 30, 2003:

	Related Party	Other	Total
Year ended June 30:
2004	$39,162	$652,914	$692,076
2005	—	301,902	301,902
2006	—	193,890	193,890
2007	—	185,760	185,760
2008	—	99,108	99,108

Total minimum lease payments	$39,162	$1,443,574	$1,472,736

Rent expense consisted of the following for the years ended June 30:

	2001	2002	2003
Office space	$1,066,818	$1,162,344	$1,085,858
Equipment	69,132	40,361	14,695

	$1,135,950	$1,202,705	$1,100,553

Rent expense for the years ended June 30, 2001, 2002 and 2003 included amounts paid to related parties of approximately $83,000, $85,000 and $90,000, respectively.

Agreements with Executives

The Company has entered into agreements with three executives that provide for payments of eighteen months of salary and immediate vesting of all stock options not previously vested upon termination of the executive or change in control of the Company. At June 30, 2003, the total contingency was approximately $566,000.

16. Employee Benefit and Incentive Compensation Plans

Effective January 1, 1998, the Company adopted the Avatech Solutions, Inc. 401(k) Retirement Savings Plan and Trust (the “Plan”). The Plan is a defined contribution plan, which covers substantially all employees of the Company, or its wholly-owned subsidiaries, who have attained age 21 and have completed 6 months of service. Participants may elect to contribute from 1% to 15% of eligible annual compensation to the Plan. Maximum salary deferrals are currently $10,000 per year. The Company will match 25% of the participant salary deferrals up to 6% of a participant’s compensation for all participants employed on the last day of the Plan year. The Company may also make discretionary profit-sharing contributions to the Plan for all participants who are employed on the last day of the Plan year. The total amount recorded by the Company as expense during the years ended June 30, 2001, 2002 and 2003 was approximately $79,000, $62,000 and $78,000, respectively.

17. Significant Supplier

Approximately 87%, 92% and 67% of the Company’s inventory purchases for the years ended June 30, 2001, 2002 and 2003, respectively, were from one vendor and approximately 81% and 60% of accounts payable at June 30, 2002 and 2003, respectively, were due to this vendor. Approximately 90% of the Company’s total product revenues are related to this suppliers products.

18. Subsequent Events

Restricted Stock Awards

On July 15, 2003, the Company granted 420,000 shares of restricted stock to several of its officers. Of the shares granted, 270,000 vested immediately and the remaining 150,000 shares vest over two years. The quoted market price of the common stock at July 14, 2003 was $0.17 per share, resulting in compensation expense to be recorded over the vesting period of approximately $70,000.

Agreement with Strategic Partner

On July 22, 2003, the Company entered into a marketing and channel distribution agreement with a strategic partner. Under this agreement, Avatech will provide marketing, distribution and related services for the partner’s products. In connection with this agreement, the strategic partner has agreed to fund certain marketing costs incurred by the Company. Additionally, the arrangement provides for a loan by the strategic partner to fund working capital needs related to the distribution of these products.

The terms of the loan agreement provide for a loan of $1,500,000 funded in two payments. Initial funding of $1,000,000 occurred on July 25, 2003. The remaining $500,000 of funding was provided on February 5, 2004 after the Company met certain marketing and distribution milestones. The loan agreement provides for repayment of principal plus interest at 6% per annum in thirty-five equal quarterly installments commencing in January 2005. The Company is required to meet certain financial and non-financial covenants in connection with this agreement.

19. Liquidity and Capital Resources

During 2003, the Company incurred significant losses from its operations that depleted its capital resources. These losses were incurred primarily due to unexpected declines in revenue and losses and costs related to the acquisition of PlanetCAD Inc. In response, management has taken actions to close under-performing offices, significantly reduce overhead to improve operating efficiency, initiate new revenue programs and obtain additional financing. In November 2003, the Company issued preferred stock for cash proceeds of $390,000. Management believes that the actions it has taken to date will allow the Company to aggressively pursue its business plan and return to profitability in the near term.

Based on an evaluation of the likely cash generated from operations in the near term and available capital resources, management believes that it has sufficient sources of working capital to fund its operations in the normal course of business through at least June 30, 2004.